Exhibit (g)(1)(i)

RBC FUNDS TRUST

FIRST AMENDMENT TO THE CUSTODY AGREEMENT

THIS FIRST AMENDMENT effective as of December 20, 2013, to the Custody Agreement, dated as of December 28, 2009, as amended (the “Agreement”), is entered into by and between RBC FUNDS TRUST a Delaware statutory (the “Trust”), and U.S. BANK NATIONAL ASSOCIATION, a national banking association (the “Custodian”).

RECITALS

WHEREAS, the parties have entered into the Agreement; and

WHEREAS, the parties desire to amend the Agreement to add funds; and

WHEREAS, Article 15.2 of the Agreement allows for its amendment by a written instrument executed by all parties.

NOW, THEREFORE, the parties agree to the following:

Exhibit C shall be superseded and replaced with Amended Exhibit C attached hereto.

Except to the extent amended hereby, the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this First Amendment to be executed by a duly authorized officer on one or more counterparts as of the date and year first written above.

RBC FUNDS TRUST	U.S. BANK NATIONAL ASSOCIATION

By:	By:

Name: Kathleen Gorman	Name: Michael R. McVoy

Title: President	Title: Senior Vice President

1

Amended Exhibit C to the Custody Agreement

Fund Names

Separate Series of RBC Funds Trust

Name of Series	Date Added
RBC Mid Cap Value Fund	December 30, 2009
RBC U.S. Long Government/Credit Fund	February 1, 2010
Access Capital Community Investment Fund	February 13, 2010
Prime Money Market Fund	March 13, 2010
Tax-Free Money Market Fund	March 13, 2010
U.S. Government Money Market Fund	March 13, 2010
RBC Enterprise Fund	March 13, 2010
RBC Small Cap Core Fund	March 13, 2010
RBC Mid Cap Growth Fund	March 13, 2010
RBC Microcap Value Fund	March 13, 2010
RBC Short Duration Fixed Income Fund	On or after December 30, 2013
RBC Ultra-Short Fixed Income Fund	On or after December 30, 2013

2